                                                                   Exhibit 99.1

April 29, 2003

Media:     John Sousa or David Byford
           (713) 767-5800

Analysts:  Christina Cavarretta or Mona Evans
           (713) 507-6466

          DYNEGY REPORTS FIRST QUARTER 2003 EARNINGS PER SHARE OF $0.17

o Results driven by favorable commodity price environment and higher volumes produced and sold

o Solid performance resulting from a combination of progress on self-restructuring plan and operational strengths

o Liquidity position remains strong at $1.8 billion, with debt and letters of credit reduced by $491 million

HOUSTON (April 29, 2003) - Dynegy Inc. (NYSE: DYN) today reported net income of $147 million, or $0.17 per diluted share, for the first quarter 2003. These results compare to a net loss of $247 million, or $0.91 per share, for the first quarter 2002.

     Dynegy's first quarter 2003 results included after-tax income totaling $55 million resulting from changes in accounting principles. Results also included after-tax gains of $35 million related to operating results from the customer risk management segment and $7 million related to the exit from communications. After eliminating the impact of the customer risk management business, the communications business and the changes in accounting principles, after-tax income for the first quarter totaled $50 million.

     "Our results for the first quarter demonstrate the value that the new Dynegy can deliver," said Bruce A. Williamson, president and chief executive officer of Dynegy Inc. "Higher

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


DYNEGY REPORTS FIRST QUARTER 2003 EARNINGS PER SHARE OF $0.17
2-2-2-2-2

commodity prices increased operating margins across all commercial areas of our business and weather-driven demand resulted in greater volumes produced and sold.

     "With the continuing support of our employees, we made significant progress during the quarter on our self-restructuring initiatives, highlighted by the completion of our bank refinancing and the re-audit of our 1999, 2000 and 2001 financial statements. We also reached an agreement to sell our U.S. communications business and continued the wind-down of our remaining third-party marketing and trading activities," said Williamson. "Since our self-restructuring efforts began, we have been working diligently to address past issues, while also creating a company with a new business model centered on energy assets and a focus on fiscal discipline."

Power Generation

     Earnings before interest and taxes (EBIT) from the power generation business was $125 million for the first quarter 2003. The segment's performance benefited from higher commodity prices during the quarter, with a weighted average on-peak power price of approximately $57.00 per megawatt-hour, a 58 percent increase over the company's forecasted price of approximately $36.00.

     The power generation business also produced and sold higher volumes of electricity. The segment generated nearly 11 million net megawatt-hours for the first quarter 2003, representing a 28 percent increase over the first quarter 2002. Volumes were higher due to weather-driven demand in the Midwest and Northeast where the company delayed scheduled maintenance outages at three of its generation facilities in order to continue to serve customers in these markets.

Natural Gas Liquids

     EBIT from the natural gas liquids business was $49 million for the first quarter 2003. The segment's performance benefited from higher commodity prices, with an average natural gas price of $6.30 per MMBtu, a 58 percent increase over the company's forecasted price of $4.00, an average crude oil price of $34.43 per barrel, a 28 percent increase over the company's forecasted price of $27.00, and an average propane price of $0.64 per gallon, a 33 percent

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


DYNEGY REPORTS FIRST QUARTER 2003 EARNINGS PER SHARE OF $0.17
3-3-3-3-3

increase over the forecasted price of $0.48. Nearly 80 percent of the production volumes for the natural gas liquids segment are contracted for on a percent of proceeds/percent of liquids basis, which enabled this segment to benefit from the higher commodity prices offered by the market.

     These results were partially offset by reduced fractionation volumes and lower keep-whole fractionation spreads. The volume of natural gas liquids produced was 83 thousand barrels per day for the first quarter 2003, representing a 10 percent decrease over the first quarter 2002. Percent of proceeds/percent of liquids plants produced volumes as projected, while keep-whole plant volumes were below forecast due to the economic decision to shut-down certain plants or bypass gas due to compressed fractionation spreads.

Regulated Energy Delivery

     EBIT from the regulated energy delivery business totaled $59 million for the first quarter 2003. This segment's performance benefited from colder-than-normal weather throughout Illinois Power's service territory, resulting in greater residential and industrial demand. During the quarter, electric and natural gas demand was higher than the company's forecast. The segment delivered total electricity of 4,544 million kilowatt-hours for the first quarter 2003, compared to 4,503 million kilowatt-hours for the first quarter 2002. Total natural gas delivered for the quarter was 345 million therms, compared to 305 million therms for the first quarter 2002. Heating degree days increased 17 percent, from 2,933 for the first quarter 2003 compared to 2,498 for the first quarter 2002.

Customer Risk Management

     EBIT for the customer risk management business totaled $75 million for the first quarter 2003. Results associated with the continued wind-down of this business benefited primarily from sales of natural gas in storage and gains in value of the remaining marketing and trading portfolio.

Other Factors Affecting Earnings

     Other factors affecting results for the first quarter 2003 included expenses of $47 million, consisting primarily of corporate overhead costs related mainly to depreciation and general and

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


DYNEGY REPORTS FIRST QUARTER 2003 EARNINGS PER SHARE OF $0.17
4-4-4-4-4

administrative expenses. Additionally, the first quarter 2003 included an increase in interest costs, while the effective tax rate was as planned. Interest expenses increased due to higher average outstanding borrowings. Discontinued operations for the first quarter included net losses of $3 million consisting of an after-tax loss of $10 million related to the European customer risk management business and after-tax earnings of $7 million related the communications businesses.

     Results for the quarter were also affected by the adoption of two accounting principles, Emerging Issues Task Force Issue No. 02-3, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," and Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." The company recognized after-tax income of $55 million related to the adoption of these accounting principles.

     In addition, net income available to common shareholders of $64 million for the first quarter 2003 reflects a reduction of approximately $83 million due to the amortization of the implied dividend associated with the $1.5 billion convertible preferred stock issued to ChevronTexaco in late 2001.

Liquidity

     As of April 21, Dynegy's liquidity was $1.8 billion. This consisted of $1.15 billion in cash and $1.1 billion in revolving bank credit, less $450 million in letters of credit posted against that line of credit. Total collateral posted as of April 21, including cash and letters of credit, was $1 billion.

     In addition to maintaining the $1.8 billion liquidity position, as of April 21, Dynegy has also reduced debt by $491 million, compared to year-end 2002. Revolving credit facility exposure, including letters of credit and borrowings, was reduced by $350 million and the balance of debt was reduced by $141 million. Over time, the company expects that letters of credit will be substituted for cash collateral and will offset some of the revolving credit facility exposure reduction.

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


DYNEGY REPORTS FIRST QUARTER 2003 EARNINGS PER SHARE OF $0.17
5-5-5-5-5

Cash Flow

     Operating cash flow, including working capital changes, was approximately $400 million for the first quarter 2003. This consisted of approximately $180 million from the power generation, natural gas liquids and regulated energy delivery businesses and approximately $220 million from customer risk management roll-off, less corporate-level expenses. Investing cash flow uses, which consisted primarily of capital expenditures in the company's three core energy businesses, were approximately $70 million for the quarter.

2003 Guidance Estimate

     With today's announcement, management is raising the 2003 guidance estimate to $0.10 to $0.18 per share for the generation, natural gas liquids and regulated energy delivery segments. This estimate also includes corporate-level expenses, but excludes discontinued operations. Management's previous guidance estimate on Jan. 7, 2003 was $0.08 to $0.15 per share.

     Both prior and revised guidance estimates continue to exclude the results associated with the company's customer risk management business, which includes tolling contracts, and its discontinued operations, which includes communications, as well as any costs required to exit these businesses. Guidance also excludes the non-cash, implied dividend associated with the preferred stock held by ChevronTexaco. The $50 million in after-tax income for the first quarter 2003 for the generation, natural gas liquids and regulated energy delivery segments equates to $0.13 per share. These per share figures are based on 372 million common shares outstanding and do not reflect any conversion of the ChevronTexaco preferred or the implied dividend associated therewith.

     Dynegy noted that while the execution of its self-restructuring plan has proceeded well ahead of schedule and that its new business model is already delivering value, the company's guidance estimate is highly sensitive to commodity prices and demand for energy. While the company's performance for the first quarter exceeded expectations, management's revised guidance is intended to reflect the unpredictability of these factors and their effects on its lines of business. Dynegy will update its guidance estimates on a quarterly basis.

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


DYNEGY REPORTS FIRST QUARTER 2003 EARNINGS PER SHARE OF $0.17
6-6-6-6-6

Earnings Conference Call Simulcast

     Dynegy will discuss its first quarter 2003 results during an analyst conference call today at 9:00 a.m. ET, 8:00 a.m. CT. A live simulcast of the conference call will be available on the "News and Financials" section of www.dynegy.com.

About Dynegy Inc.

     Dynegy Inc. owns operating divisions engaged in power generation, natural gas liquids and regulated energy delivery. Through these business units, the company serves customers by delivering value-added solutions to meet their energy needs.

Certain statements included in this news release are intended as "forward-looking statements" under applicable SEC rules and regulations. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly management's expected earnings for 2003. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include: changes in commodity prices, particularly for power; Dynegy's ability to successfully execute its exit from the communications and marketing and trading businesses and the costs associated with these activities; Dynegy's ability to operate its businesses with a reduced work force and within the confines of the increased borrowing rates and more restrictive covenants contained in its new bank agreement; Dynegy's ability to address its substantial leverage and the $1.5 billion in Series B preferred stock held by ChevronTexaco; increased interest costs resulting from increased demand for collateral and higher borrowing costs associated with its restructured credit facilities; operational factors affecting Dynegy's assets; and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Dynegy's business, including litigation relating to the western power and natural gas markets and shareholder claims, as well as the ongoing regulatory investigations primarily relating to Dynegy's trading practices. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.

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

                                   DYNEGY INC.
       REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                            Three Months Ended
                                                                                  March 31,
                                                                            ------------------
                                                                             2003        2002
                                                                            ------      ------
 Revenues                                                                   $1,774     $ 1,439

 Cost of sales                                                               1,374       1,170
 Depreciation and amortization expense                                         115          93
 Impairment and other charges                                                   (7)          -
 Loss (gain) on sale of assets                                                  (1)          -
 General and administrative expense                                             77          91
                                                                            -------    --------
     Operating income                                                          216          85

 Earnings from unconsolidated investments                                       53          35
 Interest expense                                                             (110)        (66)
 Accumulated distributions associated with trust preferred securities           (4)         (4)
 Other income and expense, net                                                  (4)        (10)
                                                                            -------    --------
     Income from continuing operations before income taxes                     151          40
 Income tax provision (benefit)                                                 56          (7)
                                                                            -------    --------
     Income from continuing operations                                          95          47
 Loss on discontinued operations, net of tax                                    (3)        (60)
 Cumulative effect of change in accounting principle, net of tax                55        (234)
                                                                            -------    --------
     Net income (loss)                                                      $  147     $  (247)
                                                                            =======    ========
     Less: Preferred stock dividends                                            83          83
                                                                            -------    --------
     Net income (loss) applicable to common stockholders                    $   64     $  (330)
                                                                            =======    ========
 Earnings before interest and taxes ("EBIT") (1)                            $  261     $   106

 Basic earnings (loss) per share:
     Income (loss) from continuing operations (2)                           $ 0.03     $ (0.10)
     Loss on discontinued operations                                         (0.01)      (0.17)
     Cumulative effect of change in accounting principle                      0.15       (0.64)
                                                                            -------    --------
 Basic earnings (loss) per share                                            $ 0.17     $ (0.91)
                                                                            =======    ========
 Diluted earnings (loss) per share:
     Income (loss) from continuing operations (2)                           $ 0.03     $ (0.10)
     Loss on discontinued operations                                         (0.01)      (0.17)
     Cumulative effect of change in accounting principle                      0.15       (0.64)
                                                                            -------    --------
 Diluted earnings (loss)  per share                                         $ 0.17     $ (0.91)
                                                                            =======    ========
 Basic shares outstanding                                                      371         364

 Diluted shares outstanding                                                    372         371


(1) EBIT is a non-GAAP financial measure. EBIT consists of Operating income, plus Earnings from unconsolidated investments, less Accumulated distributions associated with the trust preferred securities, less Other income and expenses, net. Dynegy uses this measure to combine consolidated operating income with the earnings from its unconsolidated investments which are a significant contributor to the company's results, particularly in Power Generation. We also use EBIT to measure the operating results of our business segments before taking into account interest and taxes which are generally accounted for across the enterprise on a consolidated basis. EBIT is presented because management believes it provides additional information with respect to both the performance of our underlying assets, including those owned by joint ventures, as well as our ability to meet our future debt service, capital expenditure and working capital requirements. Management also believes that debt holders frequently use EBIT to analyze company perfomance and debt service capacity. EBIT should not be used in lieu of GAAP measures such as net income and cash flow from operations. A reconciliation of EBIT to Operating Income and net income for the periods presented is included below:

                                                                               2003    2002
                                                                              ------  ------
 Operating income                                                            $ 216    $   85

 Earnings from unconsolidated investments                                       53        35
 Accumulated distributions associated with trust preferred securities           (4)       (4)
 Other income and expense, net                                                  (4)      (10)
                                                                            -------   -------
 Earnings before interest and taxes                                            261       106

 Interest expense                                                             (110)      (66)
 Income tax (provision) benefit                                                (56)        7
 Loss on discontinued operations                                                (3)      (60)
 Cumulative effect of change in accounting principle                            55      (234)
                                                                            -------   -------
 Net income (loss)                                                           $ 147    $ (247)
                                                                            =======   =======

(2) For purposes of calculating earnings per share, Income from continuing operations has been reduced by the $83 million implied preferred stock dividend.

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

                                   DYNEGY INC.
                    REPORTED SEGMENTED RESULTS OF OPERATIONS
                            (Unaudited) (In Millions)


                                                                   Three Months Ended March 31, 2003
                                                           -------------------------------------------------
                                                              GEN      NGL     REG     CRM(1) Other    Total
                                                           -------------------------------------------------

Generation                                                   $ 83                                     $  83
Natural Gas Liquids
     Upstream                                                         $ 29                               29
     Downstream                                                         22                               22
Regulated Energy Delivery                                                      $59                       59
Customer Risk Management                                                               $67               67
Other                                                                                         $(44)     (44)
                                                           ------------------------------------------------
     Operating income (loss)                                   83       51      59      67     (44)   $ 216
Earnings from unconsolidated investments                       39        3       -      11       -       53
Other items, net                                                3       (5)      -      (3)     (3)      (8)
                                                           ------------------------------------------------
     Earnings (loss) before interest and taxes (2)          $ 125     $ 49     $59     $75    $(47)   $ 261
Interest expense                                                                                       (110)
                                                                                                     ------
     Pretax earnings                                                                                    151
Income tax provision                                                                                     56
                                                                                                     ------
     Net income from continuing operations                                                               95
Loss on discontinued operations                                                                          (3)
Cumulative effect of change in accounting principle                                                      55
                                                                                                     ------
     Net income                                                                                       $ 147
                                                                                                     ======

                                                                Three Months Ended March 31, 2002
                                                           -----------------------------------------
                                                              WEN      DMS     T&D     DGC    Total
                                                           -----------------------------------------
Wholesale Energy Network:
     Customer and risk-management activities                 $ (71)                           $ (71)
     Asset businesses                                           76                               76
Dynegy Midstream Services:
     Upstream                                                         $ 12                       12
     Downstream                                                         28                       28
Illinois Power                                                                 $ 40              40
Communications                                                                           -        -
                                                           -----------------------------------------
     Operating income                                            5      40       40      -    $  85
Earnings from unconsolidated investments                        31       4        -      -       35
Other items, net                                               (17)      1        2      -      (14)
                                                           -----------------------------------------
     Earnings before interest and taxes                       $ 19    $ 45     $ 42      -    $ 106
Interest expense                                                                                (66)
                                                                                              ------
     Pretax earnings                                                                             40
Income tax benefit                                                                               (7)
                                                                                              ------
     Net income from continuing operations                                                       47
Loss on discontinued operations                                                                 (60)
Cumulative effect of change in accounting principle                                            (234)
                                                                                              ------
     Net loss                                                                                 $(247)
                                                                                              ======

(1) The net after-tax gain of $35 million for the CRM segment is calculated as EBIT from continuing operations of $75 million less (1) interest expense of $4 million, (2) pre-tax losses from European CRM business of $15 million classified as Discontinued operations and (3) an income tax provision of $21 million.

(2) See Note (1) to Reported Unaudited Condensed Consolidated Statements of Operations. EBIT data for the various segments consists of Operating income plus Earnings from unconsolidated investments, plus Other items, net. Dynegy uses this measure to combine consolidated operating income with earnings from its unconsolidated investments because of the significant contribution of unconsolidated investments to our results. We also use EBIT to measure the operating results of our business segments before taking into account interest and taxes which are generally accounted for across the enterprise on a consolidated basis. EBIT is presented because management believes it provides additional information with respect to both the performance of our underlying assets, including those owned by joint ventures, as well as our ability to meet our future debt service, capital expenditure and working capital requirements. Management also believes that debt holders frequently use EBIT to analyze company performance and debt service capacity. EBIT should not be used in lieu of GAAP measures such as net income and cash flow from operations.

                                   DYNEGY INC.
                                 OPERATING DATA

                                                           Three Months Ended
                                                                March 31,
                                                           -----------------
                                                            2003       2002
                                                           ------     ------
GEN
Million Megawatt Hours Generated - Gross                     11.4        9.5
Million Megawatt Hours Generated - Net                       10.9        8.5

Average Natural Gas Price - Henry Hub ($/Mmbtu)           $  6.30    $  2.52
Average On-Peak Market Power Prices ($/Mwh):
      Cinergy                                             $ 50.64    $ 21.95
      Commonwealth Edison                                 $ 47.98    $ 21.76
      Entergy                                             $ 48.80    $ 22.25
      New York - Zone G                                   $ 75.88    $ 32.23

NGL
Natural Gas Field Plant Processing Volumes (MBbls/d)         56.0       55.9
Natural Gas Straddle Plant Processing Volumes (MBbls/d)      26.8       36.2
                                                          --------   --------
         Total Natural Gas Processing Volumes                82.8       92.1
                                                          ========   ========
Fractionation Volumes (MBbls/d)                             175.5      204.6
Natural Gas Liquids Sold (MBbls/d)                          364.3      609.5(1)

Average Commodity Prices:
      Crude Oil - Cushing ($/Bbl)                         $ 34.43    $ 20.55
      Natural Gas Liquids ($/Gal)                          $ 0.62    $  0.32
      Fractionation Spread ($/MMBtu)                       $ 0.38    $  1.30

REG
Electric Sales in KWH (Millions):
      Residential                                           1,433      1,304
      Commercial                                            1,058      1,022
      Industrial                                            1,405      1,376
      Transportation of Customer-Owned Electricity            549        708
      Other                                                    99         93
                                                          --------   --------
        Total Electricity Delivered                         4,544      4,503
                                                          ========   ========
Gas Sales in Therms (Millions):
      Residential                                             185        153
      Commercial                                               72         62
      Industrial                                               23         18
      Transportation of Customer-Owned Gas                     65         72
                                                          --------   --------
        Total Gas Delivered                                   345        305
                                                          ========   ========
Heating Degree Days                                         2,933      2,498


(1) Includes 110 MBbls/d associated with the global liquids business sold in late 2002.

                                      ###